EXHIBIT 5.1
L. Kay Chandler
(858) 550-6014
kchandler@cooley.com

March 21, 2007
IDM Pharma, Inc.
9 Parker, Suite 100
Irvine, CA 92618
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by IDM Pharma, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 4,566,995 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and up to 782,568 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of warrants (the “Warrants”), pursuant to that certain Unit Purchase Agreement dated as of February 20, 2007, by and among the Company and the purchasers listed on Exhibit A thereto (the “Purchase Agreement”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect; the Purchase Agreement; the Warrants and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP
/s/ L. Kay Chandler

L. Kay Chandler
4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6420 WWW.COOLEY.COM